EXHIBIT 10.6

FIRST AMENDMENT TO THE
SHARE EXCHANGE AND
 PLAN OF REORGANIZATION AGREEMENT
This is a First Amendment to the Share Exchange and Plan of Reorganization Agreement (the "Amended Agreement") by and between The Waters Club Worldwide, Inc. ("WCW") and the Shareholders of WCW and Petrus Resources Corporation ("Petrus") dated as of the 15th day of October 2016.
WHEREAS, the parties entered into the Share Exchange and Plan of Reorganization Agreement on March 3, 2016 (the "Agreement");
WHEREAS, the parties desire to amend the Agreement by providing that in lieu of exchanging Petrus shares of common stock for all the common shares of WCW that instead it will issue 20,000,000 shares of its common stock and 20,000,000 shares of its convertible preferred stock in exchange for all of the WCW common and preferred shares;
WHEREAS, Petrus has failed to timely complete an acquisition as prescribed by SEC rules and regulations;
NOW, THEREFORE, the parties agree as follows:
1.       WCW Preferred Stock.  WCW has amended its Articles of Incorporation to provide for the designation of a series of 20,000,000 shares of convertible preferred stock with super voting rights (the "WCW Preferred Stock"). The Preferred Stock has been issued to Andrew Deme in exchange for 20,000,000 shares of WCW common stock.
2.       Petrus Preferred Stock.  To facilitate the Agreement Petrus has designated a series of convertible preferred stock (the "Petrus Preferred Stock") with the same designations and preferences as the WCW Preferred Stock.
3.       The Exchange.  At closing Petrus shall exchange its common stock and Petrus Preferred Stock for all of the WCW common stock and WCW Preferred Stock.
4.       Reference to 419 Transaction.  Since Petrus was unable to complete the 419 transaction in the time period mandated by the federal securities laws, all reference to the 419 transaction is deleted.
5.       Ratification.  Except for the foregoing, all terms and conditions of the Agreement are ratified and confirmed.
This Amendment is made as of the date set forth above.